SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                 FORM 8 - K

                               CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of Earliest event reported): March 22, 2005


                      BRAVO! FOODS INTERNATIONAL CORP.
       (Exact name of registrant as specified in its amended charter)


           Delaware                  0-20549                62-1681831
-------------------------------    ------------         -------------------
(State or other jurisdiction of    (Commission           (I.R.S. Employer
incorporation or organization)     File Number)         Identification No.)

                        11300 US Highway 1, Suite 202
                     North Palm Beach, Florida 33408 USA
                  (Address of principal executive offices)

                               (561) 625-1411
                        Registrant's telephone number

                       China Premium Food Corporation
---------------------------------------------------------------------------
        (Former name or former address if changed since last report)


Item 7.01 Regulation FD Disclosure

Public Conference Call
----------------------

      On March 22, 2005, the Company conducted a public conference call to announce and discuss the results contained in its Form 10KSB filed on that date for the year ended December 31, 2004. The Company discussed the following matters at that conference call:

      Financial
      ---------

      The Company reported total revenue of $3,344,699, with a gross margin of $969,894, for the year ended December 31, 2004, compared to total revenue of


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$1,200,142, with a gross margin of $1,007,644, for the year ended December
31, 2003. The Company reported that General and Administrative expenses increased only slightly as a result of efforts to control expenses. The Company reported that its gross margin for 2004 would have been higher by approximately 4%, if contra-revenues, which decrease the reported revenue of the Company, were not considered.

      The Company reported that the increase in revenue for the 2004 year was the result of a change in its method of revenue recognition in the United States, commencing January 1, 2004, when the Company began to act as the principal in its sales transactions, rather than as an agent. In addition, in the first quarter of 2004, the Company began to phase out its Looney Tunes(TM) flavored milk products and to develop four new branded product lines in the United States, including the launch of our Slammers(R) line of Marvel Comics Super Heroes(R) branded flavored milks during the second quarter 2004. The Company also began to ship kits to a third-party Middle East dairy processor during the second quarter 2004.

      The Company reported that revenue for Q4 decreased from approximately $825,000 in Q3 to approximately $639,000 in Q4, resulting primarily from the lack of Marvel sales in convenience stores. Selling expenses decreased to approximately $535,000 in Q4 from approximately $652,000 in Q3, and General and Administrative expenses likewise decreased to approximately $426,000 in Q4 from approximately $557,000 in Q3, as a result of cost cutting measures.

      Domestic Business
      -----------------

      The Company discussed its domestic business and reported that its products are in 14,365 total stores and that, with new distributors coming on line and the launch of the new 3 Musketeers and Milky way brands in mid April, the Company should be in 51,000 stores by mid May and 51,000 stores by Q3. The Company reported that its sales run rate for March 2004 amounted to 34,600 12 count cases plus 24,840 9 count variety packs of product representing approximately $550,000 in gross revenues, for a quarterly revenue run rate of approximately $1.6 million.

      The Company reported that sell through at two major accounts was encouraging, with the Company experiencing re-orders from distributors servicing the largest C-Store account at 3 times the initial pipeline fill in only 5 weeks. In addition, the Company reported that its first Mass Merchandise account has been selling well ahead of expectations in test markets, and that the Company is hopeful that the test will be expanded to other regions of the country by Q3.

      The Company announced a sponsorship of the Boston Marathon in April 2005 and a half page Starburst ad to be run in USA Today on April 1st with a $1.00 off coupon for purchases of Starburst at 7-Eleven. The Company also will run a full-page ad in selected Marvel Comics this spring.


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      International Sales
      -------------------

      The Company reported that gross revenue in the year ended December 31, 2004 was approximately $575,000 compared to approximately $210,000 in 2003. Approximately $450,000 of this 2004 revenue was generated through the Company's sale of "kits" consisting of flavor ingredients and production rights to a third party dairy processor having distribution in nine Middle East countries.

      The Company further reported that it has formed a wholly owned subsidiary known as Bravo! Brands International Ltd to run the international business of the Company. In January 2005, the Company formed Bravo! Brands (UK) Ltd., a United Kingdom registered company that is wholly owned by Bravo! Brands International Ltd. The Company will utilize Bravo! Brands (UK) Ltd. to advance the production, promotion and distribution of licensed branded products in the United Kingdom through production and sales agent agreements with local entities. The Company has positioned Bravo! Brands International to serve as a parent operations company for separate regional subsidiaries that will manage the Company's business under foreign international licenses.

      In connection with the UK business, on February 4, 2005, the Company entered into a two-year license agreement for the utilization of Marvel Heroes characters on the Company's flavored milks in the United Kingdom and Ireland. The Company agreed to a royalty rate of 4% of net wholesale sales in the territory against the prepayment of a guaranteed minimum royalty amount. The Company adopted the unit sales model currently used in the United States, but has outsourced the infrastructure required for the production, promotion, marketing, distribution and sale of our products through a production agreement with Waterfront Corporation in the UK and through an exclusive sales agency agreement with Drinks Brokers, Ltd. a UK registered company responsible for the launch and growth of several major beverage brands in the licensed territory.

      The Company introduced its product in the UK this month at the IFE Trade Show for European Union countries and expects to realize revenue from this business in June 2005.

      Domestic School and Vending Business
      ------------------------------------

      The Company reviewed its school and vending business and announced nationwide coverage for its products with vend brokers, including Burdette Beckman for the East Coast, EA Berg for the New York City and Long Island area, Statewide vending and Patterson and sons for the Midwest, Premier for the South West and Pacific vending for the West Coast. These specialist brokers will enable the Company to leverage its shelf stable products to full advantage in the vending segment of the beverage industry.

      The Company further announced that early tests in 11 vending machines in Dade County Florida had gone very well and that the Company was increasing its presence in Dade county by 17 more schools due to the success. Testing also is underway in Marion


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County Florida and Pinellas County.  The Company expects its brokerage network to develop a nationwide presence for Slammers in vending by the fall of 2005. The Company currently have 27 distributors for the vend community and expects that to grow to cover the entire country by the fall of 2005.

      Product Lines
      -------------

      The Company reported that it is launching the 3 Musketeers and Milky Way chocolate milk products in April 2005, and will re launch Slim Slammers, Moon Pie Slammers, Pro-Slammers and Marvel Ultimate Slammers in Q2 with new shelf stable plastic bottles. The Company will introduce versions of its products in both 8 and 11 oz. bottles by Q3, with emphasis on its school and multipack business.

      In addition to a new shelf stable bottle for the Company's Marvel Super Heroes line, the Company will reformulate those products to provide a better nutritional balance with less fat and sugar.

      Guidance
      --------

      The Company reviewed its current sales in retail domestically and stated the expectation that the Company will gross between $4 and $5 million in total revenue in the first half of 2005, in comparison to $3.3 million in revenue for the entire 2004 year. The Company opined that it anticipated revenue of approximately $4 million in Q3 of 2005 as well.

                                 Signatures

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       Bravo! Foods International Corp.



Date: March 22, 2005                   By:  /s/ Roy D. Toulan, Jr.
                                            -------------------------------
                                            Roy D. Toulan, Jr.
                                            Vice President, General Counsel


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